 EXHIBIT A

NATIONAL FUEL GAS COMPANY
CERTIFICATE

        The undersigned certifies that he is the duly designated and acting Assistant Secretary of National Fuel Gas Company, a New Jersey Corporation, and that the report on Form U-9C-3 for the previous quarter was filed with National Fuel Gas Company’s interested State Commissions whose names and addresses are listed below:

State of New York Public Service Commission
3 Empire State Plaza
Albany, New York 12223-1350

Pennsylvania Public Utility Commission
P.O. Box 3265
North Office Building
Harrisburg, Pennsylvania 17120

IN WITNESS WHEREOF, I have hereunto set my hand as of the 16th day of February, 2001.
                                     /s/ James R. Peterson
                                     ------------------------------------------
                                     James R. Peterson
                                     Assistant Secretary